Exhibit 23.5

May 7, 2015

TransUnion

555 West Adams Street

Chicago, Illinois 60661

Attention: John W. Blenke, Executive Vice President, Corporate General Counsel and Corporate Secretary

Re:	Consent to be Named in Registration Statement

Ladies and Gentlemen:

The undersigned hereby consents, pursuant to Rule 438 of the Securities Act of 1933, as amended (the “Act”) to be named as a nominee for director of TransUnion (the “Company”) in the Registration Statement on Form S-1 under the Act and any or all amendments thereto relating to the registration of the common stock of the Company in connection with its initial public offering, including post-effective amendments to the Registration Statement filed by the Company in accordance with the Company’s certificate of incorporation and bylaws and accepts such nomination. The undersigned also hereby confirms the undersigned’s intent to serve as director of the Company upon effectiveness of the Company’s initial public offering.

Sincerely yours,

/s/ Gilbert H. Klemann
Gilbert H. Klemann